Exhibit 99.1

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2013 and 2012

(With Independent Auditors’ Report Thereon)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Table of Contents

Page(s)

Independent Auditors’ Report	1–2

Consolidated Balance Sheets – December 31, 2013 and 2012	3

Consolidated Statements of Operations and Comprehensive Income/(Loss) – Years ended December 31, 2013 and 2012	4

Consolidated Statements of Member’s Equity – Years ended December 31, 2013 and 2012	5

Consolidated Statements of Cash Flows – Years ended December 31, 2013 and 2012	6

Notes to Consolidated Financial Statements	7–17

Independent Auditors’ Report

The Members
NRG West Holdings, LLC and Subsidiaries:

We have audited the accompanying consolidated financial statements of NRG West Holdings, LLC and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive income/(loss), member’s equity, and cash flows for the year ended December 31, 2013 and 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also concludes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRG West Holdings, LLC and subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years ended December 31, 2013 and 2012 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 28, 2014

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

(Amounts in thousands)

	2013	2012
Assets
Current assets:
Cash	$23,677	—
Restricted cash	5,464	500
Accounts receivable	10,172	43
Notes receivable	3,645	—
Inventory – spare parts	417	—
Prepaid assets	1,779	—
Other current assets	7,590	—
Total current assets	52,744	543
Property, plant, and equipment:
Construction in progress	250	532,575
In Service, net of Accumulated depreciation of $7,128, and $0	636,079	—
Net property, plant, and equipment	636,329	532,575
Other assets:
Intangible assets	7,504	7,504
Notes receivable	13,760	15,264
Debt issuance costs, net of accumulated amortization of $3,955 and $2,198	16,991	18,697
Noncurrent derivative assets	7,069	—
Other noncurrent assets	5,717	1,496
Total other assets	51,041	42,961
Total assets	$740,114	576,079
Liabilities and Member’s Equity
Current liabilities:
Accounts payable	$1,997	33,679
Accounts payable-affiliate	6,438	1,452
Current portion of long-term debt	33,529	—
Derivative instruments	7,591	6,765
Accrued liabilities	1,544	3,004
Other current liabilities	116	—
Total current liabilities	51,215	44,900
Noncurrent liabilities:
Long-term debt	477,995	349,856
Derivative instruments	—	17,513
Asset retirement obligation	2,719	1,663
Total noncurrent liabilities	480,714	369,032
Total liabilities	531,929	413,932
Commitments and contingencies (note 8)
Member’s equity:
Member’s interest	188,755	188,755
Retained earnings/(deficit)	19,951	(2,330)
Accumulated other comprehensive loss	(521)	(24,278)
Total member’s equity	208,185	162,147
Total liabilities and member’s equity	$740,114	576,079

See accompanying notes to consolidated financial statements.

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income/(Loss)

Years ended December 31, 2013 and 2012

(Amounts in thousands)

	2013	2012
Operating revenue:
Capacity revenue	$49,151	—
Sale of electricity	6,834	—
Total operating revenue	55,985	—
Operating costs and expenses:
Cost of operations	7,287	—
Cost of operations – affiliate	7,679	1,760
ARO accretion	200	—
Depreciation	7,128	—
Total operating costs and expenses	22,294	1,760
Operating income/(loss)	33,691	(1,760)
Other income/(expense):
Interest income	845	882
Interest expense	(12,255)	—
Total other (expense)/income	(11,410)	882
Net income/(loss)	22,281	(878)
Other comprehensive loss:
Unrealized gain/(loss) on derivatives	23,757	(10,963)
Other comprehensive income/(loss)	23,757	(10,963)
Comprehensive income/(loss)	$46,038	(11,841)

See accompanying notes to consolidated financial statements.

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Member’s Equity

Years ended December 31, 2013 and 2012

(Amounts in thousands)

			Accumulated
		Retained	other	Total
	Contributed	(deficit)/	comprehensive	member’s
	capital	earnings	loss	equity
Balance at December 31, 2011	$188,755	(1,452)	(13,315)	173,988
Net loss	—	(878)	—	(878)
Unrealized loss on derivatives	—	—	(10,963)	(10,963)
Balance at December 31, 2012	188,755	(2,330)	(24,278)	162,147
Net income	—	22,281	—	22,281
Unrealized gain on derivatives	—	—	23,757	23,757
Balance at December 31, 2013	$188,755	19,951	(521)	208,185

See accompanying notes to consolidated financial statements.

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2013 and 2012

(Amounts in thousands)

	2013	2012
Cash flows from operating activities:
Net income/(loss)	$22,281	(878)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	7,128	—
ARO accretion	200	—
Amortization of deferred financing costs	1,756	—
Changes in assets and liabilities:
Accounts receivable – trade	(10,129)	(43)
Prepaid assets	(1,779)	(641)
Other current assets	(8,007)	—
Notes Receivable	(3,141)	—
Accounts payable	(33,094)	—
Accounts payable – affiliate	4,986	—
Accrued expenses and other current liabilities	(1,344)	—
Changes in other noncurrent assets	(4,271)	2
Net cash used in operating activities	(25,414)	(1,560)
Cash flows from investing activities:
Capital expenditures	(107,613)	(184,367)
Expenditures on long-term service agreement	—	(1,471)
Notes receivable – principal	—	(3,066)
Increase in restricted cash	(4,964)	(271)
Net cash used in investing activities	(112,577)	(189,175)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	161,668	190,775
Payment of debt issuance costs	—	(40)
Net cash provided by financing activities	161,668	190,735
Net change in cash and cash equivalents	23,677	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$23,677	—
Supplemental Disclosures:
Non cash investing activity:
Additions to fixed assets for accrued capital expenditures	$1,412	32,923
Cash paid for interest, net of amounts capitalized	9,797	—

See accompanying notes to consolidated financial statements.

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(1)                     Nature of Business

NRG West Holdings, LLC (West Holdings, or the Company), a Delaware limited liability company, is a wholly owned subsidiary of Natural Gas Repowering LLC, a Delaware limited liability company, which is a wholly owned subsidiary of NRG Gas Development Company, LLC, a Delaware limited liability company, which is a wholly owned subsidiary of NRG Repowering Holdings LLC (NRG RH), a Delaware limited liability company, which is a wholly owned subsidiary of NRG Energy, Inc. (NRG or the Parent).

West Holdings, formerly known as NRG Southern California Holdings LLC, was incorporated in the state of Delaware July 18, 2008, for the purpose of developing, procuring, constructing, owning, operating, and managing a combined cycle power plant consisting of two fast start, highly efficient units totaling approximately 550 MW, to be located on a site in El Segundo, Los Angeles County, California, commonly referred to as the El Segundo Energy Center facility (ESEC, or the Facility). The Company’s subsidiaries include the El Segundo Energy Center LLC and the West Procurement Company LLC. These subsidiaries hold certain contractual agreements with respect to the construction of the Facility.

The Company entered into an Engineering, Procurement, and Construction Agreement (EPC), with ARB Inc. to engineer, procure, and construct the Facility. The Facility was constructed pursuant to a 10 year, 550 MW power purchase tolling agreement (PPA) with Southern California Edison (SCE). In 2013, the Company completed construction of the Facility. The first and second units reached commercial operations during 2013 and the Company has earned revenues from the Facility, selling the electricity generated into the CAISO market prior to August 1, 2013 and, thereafter, in accordance with the PPA with SCE, an electric utility in central and southern California, for resale to its customers.

The Facility achieved commercial operations on August 1, 2013, in accordance with the PPA. Prior to the project’s commercial operations date, the Company was considered a Development Stage Company per Accounting Standards Codification (ASC) 915, Development Stage Entities. As of August 1, 2013, the Company is no longer considered a Development Stage Company.

(2)                     Summary of Significant Accounting Policies

(a)                      Principles of Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The Financial Accounting Standards Board (FASB) Accounting Standards Codification, or ASC, is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The consolidated financial statements include the Company’s accounts and operations and those of its subsidiaries in which the Company has a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation.

(b)                      Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase.

(Continued)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(c)                       Restricted Cash

Restricted cash consists primarily of funds held to satisfy the requirements of certain of the Company’s contractual agreements. These funds are restricted for capital expenditure payments, per the restrictions of the debt agreement.

(d)                      Accounts Receivable-Trade and Allowance for Doubtful Accounts

Accounts receivable — trade are reported on the consolidated balance sheet at the invoiced amount adjusted for any write-offs and the allowance for doubtful accounts. The allowance for doubtful accounts is reviewed periodically based on amounts past due and significance. The allowance for doubtful accounts was not material as of December 31, 2013 and 2012.

(e)                       Inventory

Inventory consists of spare parts and is valued at the lower of weighted average cost or market, unless evidence indicates that the weighted average cost will be recovered with a normal profit in the ordinary course of business. Spare parts inventory are removed when they are used for repairs, maintenance or capital projects.

(f)                         Property, Plant, and Equipment

Property, plant, and equipment are stated at cost and depreciation will be computed using the straight-line method over the estimated useful lives of the respective assets. See note 3, Property, Plant, and Equipment, for further discussion.

Interest incurred on funds borrowed to finance capital projects was capitalized, until the project under construction reached commercial operations in 2013. The amount of interest capitalized was $11.3 million and $17.0 million for the years ended December 31, 2013 and 2012, respectively.

(g)                      Intangible Assets

Intangible assets represent contractual rights held by the Company. The Company recognizes specifically identifiable intangible assets when specific rights and contracts are acquired. These intangible assets held by the Company consist of emission allowances with finite lives, which will be amortized on a unit of production basis.

(h)                      Note Receivable

As part of El Segundo Energy Center’s obligations under its interconnection agreement, the Company paid SCE to construct certain interconnection facilities to allow the Facility to connect to the power grid. A portion of the transmission and interconnection costs plus accrued interest are directly reimbursable over a five-year period in quarterly installments beginning on the quarter after the date of commercial operation. Accordingly, a note receivable was established for these costs, and as of December 31, 2013 and 2012, the balance was $17.4 million and $15.3 million, respectively. The note accrues interest at a variable rate based on Federal Energy Regulatory Commission’s (FERC) regulation at 18 C.F.R.§35.19a(a)(2)(iii), which was 3.25% at December 31, 2013 and 2012. In 2013, the Company received reimbursement of $2.0 million.

(Continued)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(i)                         Debt Issuance Costs

Debt issuance costs are capitalized and will be amortized as interest expense on a basis that approximates the effective-interest method over the term of the related debt.

(j)                         Income Taxes

The Company is a wholly owned limited liability company (a disregarded entity) for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the Parent level. Accordingly, no provision has been made for federal or state income taxes in the accompanying consolidated financial statements.

If the Company was a separate tax paying entity, the pro forma tax expense/(benefit) would have been $9.1 million, and $(358) thousand for the years ended December 31, 2013 and 2012. It would have had an assumed valuation allowance of $358 thousand for the year ended December 31, 2012.

(k)                      Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of restricted cash and derivative instruments. Restricted cash is held in a money market fund and invested in treasury and other government securities.

The Company sells 100% of the power it generates to a single customer, SCE, through a PPA. At December 31, 2013, the accounts receivable balance with this customer totaled $7.7 million. The maximum amount of loss due to credit risk, should the customer fail to perform, is the amount of outstanding receivables and any losses associated with replacing the customer.

(l)                         Revenue Recognition

A significant majority of the Company’s revenues are obtained through its PPA with Southern California Edison. This PPA is accounted for as an operating lease in accordance with ASC 840, Leases (ASC 840). ASC 840 requires revenues from fixed capacity payments be treated as minimum lease payments to be amortized over the term of the lease. Variable pass-through revenues are treated as contingent rentals and are recorded when the achievement of the contingency becomes probable.

(m)                   Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with ASC 815, Derivatives and Hedging (ASC 815), which requires entities to recognize all derivative instruments as either assets or liabilities on the consolidated balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes on the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income (OCI), to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.

The Company only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk management objective and strategy for undertaking the hedge,

(Continued)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Company also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk, the derivative expires or is sold, terminated, or exercised, the cash flow hedge is designated because a forecasted transaction is not probable of occurring, or management determines to remove the designation of the cash flow hedge.

In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company continues to carry the derivative at its fair value on the consolidated balance sheet and recognizes any subsequent changes in its fair value in earnings. When it is probable that a forecasted transaction will not occur, the Company discontinues hedge accounting and recognizes immediately in earnings gains and losses that were accumulated in OCI related to the hedging relationship. See note 6, Derivatives Instruments and Hedging Activity, for more information.

(n)                      Fair Value Measurements

The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurements (ASC 820). The Company does not hold or issue financial instruments for trading purposes.

The carrying amounts of cash, restricted cash, accounts receivable-trade, accounts payable and accounts payable-affiliate approximate their fair value due to the short-term maturity of these instruments and are classified as Level 1 in the fair value hierarchy. The carrying value of debt and notes receivable approximates fair value as the debt and notes receivable carry variable interest rates and their level within the fair value hierarchy is Level 3.

Derivative instruments are recorded at fair value on the Company’s balance sheet on a recurring basis and their level within the fair value hierarchy is Level 2.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

(Continued)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

(o)                      Asset Retirement Obligations

The Company accounts for its asset retirement obligations (AROs), in accordance with ASC 410-20, Asset Retirement Obligations (ASC 410-20). Retirement obligations associated with long-lived assets included within the scope of ASC 410-20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410-20 requires an entity to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.

Upon initial recognition of a liability for an ARO, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset.

The Company’s ARO liability was $2.7 million and $1.7 million, at December 31, 2013 and 2012, respectively. This represents the present value of the estimated cost of environmental obligations related to site closure for the assets constructed as of December 31, 2013 and 2012, respectively.

(p)                      Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of expenses during the reporting period.

Actual results may differ from those estimates. Estimates are used for such items as derivative instruments and contingencies, among others.

(q)                      Recent Accounting Developments

ASU 2013-02 – Effective January 1, 2013, the Company adopted the provisions of ASU No. 2013-02, Other Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, or ASU No. 2013-02, and began reporting the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income within the notes to the consolidated financial statements if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts not required by U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures,

(Continued)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

which provide additional information about the amounts. The provisions of ASU No. 2013-02 are required to be adopted prospectively. As this guidance provides only presentation requirements, the adoption of this standard did not impact the Company’s results of operations, cash flows or financial position.

(3)                     Property, Plant, and Equipment

Major classes of property, plant, and equipment consist of the following:

	December 31		Depreciable
	2013	2012	lives
	(Amounts in thousands)
Land improvements	$20,315	—	20–35 years
Buildings and structures	7,539	—	20 years
Plant equipment	572,613	—	5–35 years
Transmission assets	42,740	—	20–35 years
Construction in progress	250	532,575
Total property, plant, and equipment	643,457	532,575
Less accumulated depreciation	7,128	—
Property, plant, and equipment – net	$636,329	532,575

The Facility achieved commercial operations on August 1, 2013, and transferred the balance in construction in progress to property, plant and equipment.

(4)                     Intangible Assets

The Company’s intangible assets comprise Nitrogen Oxide Regional Clean Air Incentive Market, or RECLAIM Trading Credits (NOx RTC’s), and Federal Sulfur Dioxide Allowances (SO2 Allowances). As of December 31, 2013 and 2012, none of the NOx RTC’s perpetual block emission allowances had been amortized. The NOx RTC’s discrete 2013 year block, which had a zero dollar carrying value, was utilized to offset emissions for the year ended December 31, 2013. The NOx RTC’s perpetual block will be amortized on a straight-line basis over a 30 year useful life, commensurate with the useful life of the underlying combined cycle power plant, beginning in the first quarter of 2014.

(5)                     Debt

On August 23, 2011, NRG West Holdings LLC entered into a credit agreement with a group of lenders in respect to the El Segundo Energy Center financing for the construction of the Facility, or the West Holdings Credit Agreement. The West Holdings Credit Agreement establishes a $540 million construction loan facility, in two tranches with additional facilities for the issuance of letters of credit and working capital loans.

The two tranche construction loan facility consists of a $480 million Tranche A Construction Facility, or the Tranche A Facility, and a $60 million Tranche B Construction Facility, or the Tranche B Facility. The Tranche A and Tranche B Facilities convert to a term loan at the term conversion date and have interest

(Continued)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

rates of LIBOR, plus an applicable margin which increases by 0.125% periodically from term conversion through year eight for the Tranche A Facility and increases by 0.125% upon term conversion, on the third and sixth anniversary after term conversion and by 0.25% on the eighth anniversary of the term conversion for the Tranche B Facility. The Tranche A and Tranche B Facilities amortize based upon a predetermined schedule over the term of the loan with the balance payable at maturity in August 2023.

The West Holdings Credit Agreement also provides for the issuance of letters of credit and working capital loans to support the El Segundo Energy Center collateral needs. This includes letter of credit facilities on behalf of West Holdings of up to $90 million in support of the PPA, up to $48 million in support of the collateral agent, and a working capital facility, which permits loans or the issuance of letters of credit of up to $10 million.

As of December 31, 2013 and 2012, $480 million and $350 million, respectively, had been borrowed under the West Holdings Credit Agreement under the Tranche A Facility. As of December 31, 2013 and 2012, $32 million and $0 million, respectively, had been borrowed under the West Holdings Credit Agreement under the Tranche B Facility. In addition, as of both December 31, 2013 and 2012, $33 million had been issued in letters of credit in support of the PPA, and as of December 31, 2013 and 2012, $1 million and $6 million, respectively, had been issued in letters of credit under the working capital facility. Subsequent to the year-end, the Company drew down approximately $28 million under the NRG West Holdings LLC Credit Agreement, with no additional draws on letters of credit in support of the PPA, nor additional draws on letters of credit under the working capital facility.

Long-term debt consisted of the following:

			Current
	December 31		interest rate
	2013	2012	percentage (a)
	(In thousands, except rates)
Senior secured term loan, due 2023 “B”	$33,529	—	L+2.875
Senior secured term loan, due 2023 “A”	477,995	349,856	L+2.250
Total	$511,524	349,856

(a)  L+equals London Inter-Bank Offered Rate (LIBOR) plus x%.

(Continued)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table summarizes the principal maturities of the Company’s debt as of December 31, 2013 (amounts in thousands):

Debt
maturities
Year ending December 31,
2014	$33,529
2015	35,908
2016	40,796
2017	41,180
2018	46,944
Thereafter	313,166
$511,524

(6)                     Derivative Instruments and Hedging Activity

(a)                      Interest Rate Swaps

In accordance with the Financing Agreement, see note 5, Debt, on October 18, 2011, the Company entered into a series of fixed for floating interest rate swaps for 75% of the outstanding Tranche A and Tranche B Facilities amounts, intended to hedge the risks associated with floating interest rates. The Company will pay its counterparty the equivalent of 2.417% fixed interest payment on a predetermined notional value, and the Company will receive quarterly the equivalent of a floating interest payment based on a three-month LIBOR from December 31, 2013 through the term loan maturity date. The original notional amount of the swap, which became effective November 30, 2011, and matures on August 31, 2023, was $135 million and will increase and amortize in proportion to the loan. As of December 31, 2013 and 2012, the notional amount of the swap was $405 million and $328 million, respectively.

(b)                      Accumulated Other Comprehensive Loss (OCL)

The following table summarizes the effects of the swaps on the Company’s accumulated other comprehensive loss (OCL) balance, which reflects the change in fair value of the swaps described above (amounts in thousands):

Accumulated OCL balance as at December 31, 2011	$(13,315)
Mark-to-market of cash flow hedge accounting contracts	(10,963)
Accumulated OCL balance as at December 31, 2012	(24,278)
Mark-to-market of cash flow hedge accounting contracts	23,757
Accumulated OCL balance as at December 31, 2013	$(521)

There was no ineffectiveness recorded for the year ended December 31, 2013 or 2012 related to the swaps.

(Continued)

NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

As of December 31, 2013, $7.6 million of deferred losses accumulated in OCL are expected to be reclassified to earnings during the next 12 months.

(7)                     Related-Party Transactions

On February 23, 2011, ESEC entered into a purchase and sale agreement with El Segundo Power LLC, a wholly owned subsidiary of NRG for NOx RTC’s and SO2 Allowances. ESEC paid $7.5 million for the aggregate quantity of NOx RTC’s and SO2 Allowances.

On March 31, 2011 NRG El Segundo Operations, Inc., a wholly owned subsidiary of NRG, executed an Operations & Management (O&M) agreement with ESEC to manage, operate and maintain the Facility for an initial term of ten years following the commercial operations date and automatically renewed by an additional five years under the same terms and conditions upon written notice 120 days prior to the expiration of the initial term. No work was performed under this agreement prior to 2012. For the year ended December 31, 2013 and 2012, the Company recorded $2.3 million and $1.3 million, respectively, to construction in progress related to this agreement. The Company also incurred costs under this agreement of $2.4 million related to the cost of operations.

On March 31, 2011, ESEC executed an easement agreement with El Segundo Power II, LLC, a wholly owned subsidiary of NRG, for a parcel of real property located in the city of El Segundo, California. The easement is for the construction, operation, and maintenance of sewer lines as well as for the construction, operations, and maintenance of right of way and facilities for lay-down and staging areas for the project. The term of the agreement will be over the life of the project. For the years ended December 31, 2013 and 2012, the Company recorded $265 thousand and $257 thousand, respectively, in lease expense related to this agreement.

On March 31, 2011, ESEC executed a license agreement with Long Beach Generation LLC, a wholly owned subsidiary of NRG, for a parcel of real property located in Long Beach, California. This license agreement permits ESEC to utilize certain areas owned by Long Beach Generation LLC for the purpose of accessing the site and performing staging activities primarily for storage and maintenance of equipment and parts in connection with the construction, operation, and maintenance of the project. The term of the agreement is for three years. For the years ended December 31, 2013 and 2012, the Company recorded $51 thousand and $51 thousand, respectively, in lease expense related to this agreement.

On March 31, 2011, ESEC executed a ground lease and easement agreement with El Segundo Power, LLC, a wholly owned subsidiary of NRG, for a parcel of real property in the city of El Segundo, California. The easement is for the construction, operation, and maintenance of electrical and gas lines as well as for the construction, operations, and maintenance of certain utility lines, certain sanitary, and wastewater discharge for the project. The term of the agreement will be over the construction of the project through to the commercial operations date. For the years ended December 31, 2013 and 2012, the Company recorded $1.2 million and $1.1 million, respectively, in lease expense related to this agreement.

On March 31, 2011, ESEC executed a construction management services agreement with NRG Construction Services LLC, a wholly owned subsidiary of NRG to act as construction manager of the project to manage the design, engineering, procurement and construction, commissioning, testing initial start-up and closeout of construction activities for the Facility. As of December 31, 2013 and 2012, the

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NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Company had recorded approximately $4.2 million and $4.3 million, respectively, in construction in progress for construction management services from NRG Construction LLC.

On March 31, 2011, ESEC executed a project administration services agreement with NRG West Coast LLC, a wholly owned subsidiary of NRG, to perform certain administrative functions for an initial term of ten years following the placed-in-service date and automatically renewed for successive three year periods under the same terms unless terminated upon written notice at least 120 days prior to the scheduled expiration of the agreement. As of December 31, 2013 and 2012, the Company had recorded $310 thousand and $531 thousand, respectively. The 2012 amount included $225 thousand related to services performed during 2011, in general and administrative expense related to this agreement.

On March 31, 2011, ESEC executed an energy marketing services agreement with NRG Power Marketing LLC, a wholly owned subsidiary of NRG to procure fuel and market capacity, energy and ancillary output of the Facility prior to the start of the SCE PPA. For the year ended December 31, 2013, the Company had recorded $12.4 million in energy costs related to this agreement of which $8.7 million was recorded to construction in progress.

(8)                     Commitments and Contingencies

In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations, cash flows, or financial position of the Company.

Power Purchase Agreement — On March 5, 2008, ESEC entered into a PPA with SCE to deliver up to 550 MW of natural gas-fired electric energy output generated by the Facility for a period of ten years. This PPA was subsequently amended and restated to, among other changes, extend the project’s expected initial delivery date by 26 months and related termination rights in the original agreement to accommodate a delay in obtaining permits as well as adjusts the monthly capacity. In addition, it modified the original agreement to address changes to applicable tariff and regulations and the market redesign and technology upgrade that went into effect on April 1, 2009.

Long-Term Services Agreement (LTP) — On February 11, 2011, ESEC entered into a LTP agreement with Siemens Energy to provide program parts, miscellaneous hardware, program management services and scheduled outage services to maintain the combustion turbines for the earlier of 100,000 fired hours, 3,600 starts or 28 years from effective date. The Company is obligated to make annual payments of $200 thousand as a fixed annual fee, beginning at first fire. In addition, the Company is obligated to pay a variable fee based on fired hours or starts plus a program initialization fee as defined per the agreement. The Company made variable payments of $4.2 million and $1.5 million as of December 31, 2013 and 2012, respectively.

Construction Management Agreement — Pursuant to the construction management agreement discussed above, the Company is obligated, commencing on the notice to proceed date and through the commercial operations date, to make payments to NRG Construction Services LLC of $250 thousand per calendar year as home office management fees and $4 million per calendar year as project site management fees. In addition, the Company has committed to make payments to NRG Construction Services LLC for additional services on either a lump-sum basis or on a time and materials basis at standard rates set forth in the agreement.

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NRG WEST HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Operations & Management (O&M) Agreement — Pursuant to the O&M agreement with NRG El Segundo Operations, Inc. as discussed in note 8, Related-Party Transaction, the Company is obligated to make annual payments of $300 thousand as a fixed fee for O&M services, upon commencement of commercial operations. In addition, the Company is obligated to reimburse NRG El Segundo Operations, Inc. for mobilization services, costs of parts and other additional services pursuant to a statement of work as defined per the agreement.

Easement, Ground Lease and License Agreements — The Company has entered in a number of agreements relating to easements and right-of-way relating to the construction, operation, and maintenance of the project. See note 8, Related-Party Transactions, for a further discussion.

(9)                    Supplemental Cash Flow Information

The Company had noncash additions in construction in progress of $1.4 million and $3.4 million as of December 31, 2013 and 2012, respectively. The Company paid interest, net of amount capitalized, of $9.8 million in 2013.

(10)              Subsequent Events

These consolidated financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the balance sheet date through April 28, 2014, the date that the consolidated financial statements are available to be issued.

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